As filed with the Securities and Exchange Commission on October 16, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
Lowe’s Companies, Inc.
(Exact name of Registrant as specified in its Charter)

North Carolina	56-0578072
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation organization)

1000 Lowe’s Boulevard
Mooresville, North Carolina	28117
(Address of principal executive offices)	(Zip Code)

Lowe’s Companies, Inc. 2006 Long-Term Incentive Plan
(Full title of the plan)

Gaither M. Keener, Jr. , Esq.
Senior Vice President, General Counsel and Secretary
Lowe’s Companies, Inc.
1000 Lowe’s Boulevard
Mooresville, North Carolina 28117
(Name and address of agent for service)
(704) 758-2250
(Telephone number, including area code, of agent for service)
Copy to:
Earnest S. DeLaney III
Daniel L. Johnson, Jr.
Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202-4003
(704) 331-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be	Amount to be	Proposed Maximum Offering Price Per	Proposed Maximum
Registered	Registered (1)	Share (2)	Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.50 par value	50,000,000	$29.52	$1,476,000,000	$157,932

(1)	This Registration Statement covers the maximum number of shares of common stock of the Registrant which may be issued in connection with the transactions described herein and shall also cover any additional shares of Common Stock issuable under the plan in respect of such shares by reason of any stock dividend, stock split, recapitalization or any other similar transaction effectuated without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on October 9, 2006.

(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, the amount of the registration fee payable hereunder has been partially offset by $69,457, which is the remaining unused balance related to $301,250 of filing fees paid in respect of $649,136,475 of unsold securities previously registered under the Registration Statement on Form S-8 (No. 333-73408) of the Registrant filed with the Securities and Exchange Commission on November 15, 2001. The amount of the filing fee for securities to be registered hereunder pursuant to such offset has been recalculated based upon the current fee rate of $107 per million. Therefore, a $88,475 filing fee relating to securities being registered hereunder is being paid herewith.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I will be sent or given to the participating employees as specified by Rule 428(b) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed by Lowe’s Companies, Inc. (the “Company”) with the Commission (File No. 1-7898) are incorporated herein by reference:
(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2006, filed on April 7, 2006, as amended by Form 10-K/A filed on September 29, 2006;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended May 5, 2006 and August 4, 2006;

(c)	the Company’s Current Reports on Form 8-K, filed with the Commission on February 7, 2006, June 5, 2006 and August 21, 2006*; and

(d)	the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

*	The information filed under Item 8.01 in this report is incorporated by reference herein. Any other information in this report is not being incorporated by reference.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those Current Reports on Form 8-K which furnish information pursuant to Item 2.02 or Item 7.01 of such report), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Article IV of the Company’s Bylaws provides that any person who serves or has served as a director or officer of the Company, or in such capacity at the request of the Company for any other corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Company to the fullest extent permitted by law against (i) reasonable expenses, including attorneys’ fees, actually and necessarily incurred by such person in connection with any threatened, pending or completed action, suit or proceeding seeking to hold such person liable by reason of the fact that he or she is or was acting in such capacity, and (ii) payments made by such person in satisfaction of any judgment, money decree, fine, penalty or reasonable settlement for which he or she may have become liable in any such proceeding. The Company may not, however, indemnify any person against liability or litigation expense he or she may incur on account of his or her activities which were at the time they were taken known or believed by such person to be clearly in conflict with the best interests of the Company. Also, the Company may not indemnify any director with respect to any liability arising out of Section 55-8-33 of the North Carolina Business Corporation Act (relating to unlawful declaration of dividends) or any transaction from which the director derived an improper personal benefit as provided in Section 55-2-02(b)(3) of the North Carolina Business Corporation Act. The Company’s Charter provides that, to the full extent permitted by the North Carolina Business Corporation Act, a director of the Company shall not be liable for monetary damages for breach of any duty as a director and the Corporation shall indemnify any director from liability incurred as a director.
     The Company maintains an insurance policy for the benefit of directors and officers insuring them against claims that are made against them by reason of any wrongful act (as defined) committed in their capacity as directors or officers.
Item 8. Exhibits.
     The following documents are filed as exhibits to this registration statement.

Exhibit No.	Description of Document

5.1	Opinion of Moore & Van Allen PLLC

15.1	Deloitte & Touche LLP Letter re unaudited interim financial information

23.1	Consent of Moore & Van Allen PLLC (included in the opinion filed as Exhibit No. 5.1)

23.2	Consent of Deloitte & Touche LLP

24	Power of Attorney (included on the signature page.)
Item 9. Undertakings.
     (a) The Company hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mooresville, State of North Carolina, on October 16, 2006.

LOWE’S COMPANIES, INC.

By:	/s/ Gaither M. Keener, Jr. Gaither M. Keener, Jr.
Senior Vice President, General
Counsel and Secretary
POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 16, 2006. Each of the undersigned directors and officers of the Company, by his or her execution hereof, hereby constitutes and appoints Gaither M. Keener, Jr., Senior Vice President, General Counsel and Secretary, Lowe’s Companies, Inc., and Robert F. Hull, Jr., Senior Vice President and Chief Financial Officer, and each of them, with full power of substitution, as his or her true and lawful attorneys-in-fact and agents, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute and sign any and all pre-effective and post-effective amendments to such Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, which they may lawfully do in the premises or cause to be done by virtue hereof.

Signature	Title	Date

	Chairman of the Board of Directors,	October 16, 2006
/s/ Robert A. Niblock Robert A. Niblock	President, Chief Executive Officer and Director (Principal Executive Officer)

	Executive Vice President and Chief	October 16, 2006
/s/ Robert F. Hull, Jr. Robert F. Hull, Jr.	Financial Officer (Principal Financial Officer)

	Senior Vice President and Chief Accounting	October 16, 2006
/s/ Matthew V. Hollifield Matthew V. Hollifield	Officer

	Director	October 16, 2006
/s/ Leonard L. Berry, Ph.D. Leonard L. Berry, Ph.D.

	Director	October 16, 2006
/s/ Peter C. Browning Peter C. Browning

	Director	October 16, 2006
/s/ Paul Fulton Paul Fulton

	Director	October 16, 2006
/s/ Dawn E. Hudson Dawn E. Hudson

Signature	Title	Date

	Director	October 16, 2006
/s/ Robert A. Ingram Robert A. Ingram

	Director	October 16, 2006
/s/ Robert L. Johnson Robert L. Johnson

	Director	October 16, 2006
/s/ Marshall O. Larsen Marshall O. Larsen

	Director	October 16, 2006
/s/ Richard K. Lochridge Richard K. Lochridge

	Director	October 16, 2006
/s/ Stephen F. Page Stephen F. Page

	Director	October 16, 2006
/s/ O. Temple Sloan, Jr. O. Temple Sloan, Jr.

INDEX TO EXHIBITS

Exhibit No.	Description of Document

5.1	Opinion of Moore & Van Allen PLLC

15.1	Deloitte & Touche LLP Letter re unaudited interim financial information

23.1	Consent of Moore & Van Allen PLLC (included in the opinion filed as Exhibit No. 5.1)

23.2	Consent of Deloitte & Touche LLP

24	Power of Attorney (included on the signature page.)